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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

ANADYS PHARMACEUTICALS, INC.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
03252Q408
(CUSIP Number)
March 21, 2007
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	03252Q408

1	NAMES OF REPORTING PERSONS: BB Biotech AG

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	N/A

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Switzerland

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		340,000

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		340,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	340,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	1.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	HC,CO

CUSIP No.	03252Q408

1	NAMES OF REPORTING PERSONS: Biotech Target, N.V.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	N/A

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Netherlands Antilles

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		340,000

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		340,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	340,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	1.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	CO

Item 4. Ownership
     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:	340,000

(b)	Percent of class:	1.2%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote	0

	(ii)	Shared power to vote or to direct the vote	340,000

	(iii)	Sole power to dispose or to direct the disposition of	0

	(iv)	Shared power to dispose or to direct the disposition of	340,000

Item 5. Ownership of Five Percent or Less of Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑.
Item 10. Certification
     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES
     After reasonable inquiry and the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BB Biotech AG

Date:	April 10, 2007	By:	/s/ Pascal Schmucki

Signatory Authority

		Name:	Pascal Schmucki

		Title:	Signatory Authority

Date:	April 10, 2007

		By:	/s/ Adrian Brüngger

Signatory Authority

		Name:	Adrian Brüngger

		Title:	Signatory Authority

Biotech Target N.V.

Date:	April 10, 2007	By:	/s/ Pascal Schmucki

Signatory Authority

		Name:	Pascal Schmucki

		Title:	Signatory Authority

Date:	April 10, 2007	By:	/s/ Adrian Brüngger

Signatory Authority

		Name:	Adrian Brüngger

		Title:	Signatory Authority

Exhibit Index
Exhibit 1: Agreement by and between BB Biotech AG and Biotech Target N.V. with respect to the filing of this disclosure statement.*

*	Previously filed.